                                                                  Exhibit (c)(1)

                       SELECTED SECTIONS OF THE COMPANY'S
                       PROXY STATEMENT DATED MAY 10, 1999

COMPENSATION OF DIRECTORS

     Members of the board of directors of National Processing who are not officers of National City, National Processing or any of their subsidiaries ("Outside Directors"), receive a yearly retainer, payable in quarterly installments, and a fee for each meeting of the board, and each committee thereof, which they attend. The yearly retainer is $12,000. The fee for attendance at any board meeting or any committee meeting is $1,000. The chairperson of each committee receives a fee of $500 for each meeting of that committee attended by that chairperson. In addition, pursuant to the National Processing, Inc. Nonemployee Directors Stock Option Plan, each non-affiliated director is awarded options to purchase 2,500 shares of National Processing Common on the first Friday following each annual meeting of the National Processing's shareholders, with an exercise price equal to the market value as of the date of such first Friday.

     Messrs. Cotsakos, Gonzalez-Baz and Heller each received non-qualified stock options to purchase 2,500 shares in 1998.

BENEFICIAL OWNERSHIP

     As of March 31, 1999, National Processing had one class of equity security outstanding, National Processing Common without par value.

     Beneficial ownership of National Processing's outstanding equity security, for purposes of the ownership disclosures, has been determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 ("Exchange Act"), under which Rule a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than as set forth under such Rule. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of National Processing's equity securities.

     The following table sets forth the beneficial security ownership of all shareholders known to National Processing as of March 31, 1999, to be the owner of more than five percent of National Processing Common. For purposes of this disclosure, the amount of outstanding National Processing Common is the aggregate number of shares of National Processing Common actually outstanding on such date plus an amount equal to the aggregate amount of National Processing Common which could be issued upon the exercise of stock options by such person or firm at that date. Beneficial ownership of National Processing Common includes, as of such date, those shares which could have been acquired by the exercise of stock options.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                                        (3)
                            (2)                  AMOUNT AND NATURE        (4)
         (1)         NAME AND ADDRESS OF           OF BENEFICIAL        PERCENT
   TITLE OF CLASS     BENEFICIAL OWNER              OWNERSHIP(1)        OF CLASS
   --------------    -------------------         -----------------      --------

   Common Stock      National City Corporation       44,365,400            88%
                     1900 East Ninth Street
                     Cleveland, OH  44114-3484

---------------
(1) The listed beneficial owner is not known to have had, as of March 31, 1999, the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act, of any shares of National Processing Common.

                   BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 31, 1999, the beneficiary security ownership (including shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days after such date) of (a) each director and nominee of National Processing; (b) the chief executive officer and the four other most highly compensated executive officers of National Processing; (c) John J. Leehy, III, who, but for the fact that he was not serving as an executive officer of National Processing at the end of 1998, would have been among the four most highly compensated executive officers (other than the chief executive officer) who were serving as executive officers of National Processing at the end of 1998; and (d) all directors and executive officers of National Processing as a Group:

                   BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT


                                                  AMOUNT AND NATURE
                         NAME AND ADDRESS OF        OF BENEFICIAL       PERCENT
    TITLE OF CLASS        BENEFICIAL OWNER            OWNERSHIP         OF CLASS
---------------------    -------------------      -----------------     --------

Common Stock           James R. Bell, III                 3,030
Common Stock           Christos M. Cotsakos              30,268(5)
Common Stock           Aureliano Gonzalez-Baz            19,168(5)
Common Stock           Preston B. Heller, Jr.            23,668(5)
Common Stock           Robert E. Johnson(1)             125,001(6)
Common Stock           Jeffrey D. Kelly                   1,000
Common Stock           Donald J. Kenney(2)              100,000(7)
Common Stock           John J. Leehy, III(3)             33,333(8)
Common Stock           Gregory W. Sahrmann(4)            25,000

                                                  AMOUNT AND NATURE
                         NAME AND ADDRESS OF        OF BENEFICIAL       PERCENT
    TITLE OF CLASS        BENEFICIAL OWNER            OWNERSHIP         OF CLASS
---------------------    -------------------      -----------------     --------


Common Stock           Robert E. Showalter              195,201(9)
Common Stock           Robert G.  Siefers                10,000
Common Stock           Thomas A. Wimsett                149,368(10)
Common Stock           Directors and Executive          875,373           1.7
                           Officers of National
                           Processing as a Group
---------------
 * The percent of National Processing Common beneficially owned is less than 1%.

(1) Robert E. Johnson resigned as Executive Vice President of National Processing effective as of March 31, 1999.

(2) Donald J. Kenney resigned as Executive Vice President of National Processing effective as of April 2, 1999.

(3) John J. Leehy, III resigned as Executive Vice President of National Processing during July, 1998. He continues to be employed by National Processing in an advisory capacity.

(4) Gregory W. Sahrmann resigned as Executive Vice President of National Processing effective as of December 31, 1998.

(5) Includes 19,168 shares of National Processing Common of which the named beneficial owner has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act.

(6) Includes 125,001 shares of National Processing Common of which Robert E. Johnson has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act.

(7) Includes 100,000 shares of National Processing Common of which Donald J. Kenney has the right to acquire beneficial ownership as specified in Rule 132-3(d)(1) under the Exchange Act.

(8)  Includes 33,333 shares of National Processing Common Stock of which John
     J. Leehy, III has the right to acquire beneficial ownership as specified in Rule 132-3(d)(1) under the Exchange Act.

(9) Includes 150,001 shares of National Processing Common of which Robert E. Showalter has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act.

(10) Includes 141,668 shares of National Processing Common of which Thomas A. Wimsett has the right to acquire beneficial ownership as specified in Rule 132-3(d)(1) under the Exchange Act.

                       RENUMERATION OF EXECUTIVE OFFICERS
                        AND TRANSACTIONS WITH MANAGEMENT

EXECUTIVE COMPENSATION

     (a) COMPENSATION. The following table sets forth, together with certain other information, the compensation earned during the fiscal year ended December 31, 1998 by (i) Robert E. Showalter, who served as President and Chief Executive Officer of National Processing, (ii) the four other most highly compensated executive officers of National Processing and its subsidiaries and (iii) John J. Leehy, III who, but for the fact that he was not serving as an executive officer of National Processing at the end of 1998 would have been among the four other most highly compensated executive officers who were serving as executive officers of National Processing at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                               -----------------------------------------   ---------------------------------------
                                                                                     AWARDS                PAYOUTS
                                                                           ---------------------------    --------
                                                                           RESTRICTED      SECURITIES                 ALL
                                                                 OTHER       STOCK         UNDERLYING      LTIP      OTHER
NAME AND PRINCIPAL                                               ANNUAL      AWARD(S)       OPTIONS/      PAYOUTS    COMP
    POSITION                   YEAR     SALARY ($)  BONUS ($)   COMP ($)      ($)          SARS(#)(6)      ($)      ($)(7)
------------------             ----     ----------  ---------   --------   ----------      -----------    --------  -------
Robert E. Showalter(1)         1998      $320,833   $      0    $      0   $        0           70,571    $140,923  $48,343
President and                  1997      $284,792   $216,000    $      0   $        0          226,481    $ 45,753  $31,706
Chief Executive Officer        1996      $          $           $          $                              $

Robert E. Johnson(2)           1998      $173,183   $ 66,000    $      0   $        0           25,000    $      0  $24,483
Executive Vice President       1997      $168,683   $ 24,350    $      0   $        0           75,000    $      0  $21,636
                               1996      $165,667   $ 71,638    $      0   $        0          100,000    $      0  $21,551

Donald J. Kenney(3)            1998      $226,154   $           $      0   $        0          125,000    $      0  $11,308
Executive Vice President       1997      $          $           $          $                              $         $
                               1996      $          $           $          $                              $         $

John J. Leehy, III(4)          1998      $200,000   $      0    $      0   $        0                0    $      0  $10,000
                               1997      $ 38,351   $      0    $      0   $        0          100,000    $      0  $     0
                               1996      $          $           $          $                              $         $

Gregory W. Sahrmann(5)         1998      $191,667   $ 42,000    $      0   $        0           75,000    $      0  $ 9,611
                               1997      $ 36,215   $      0    $      0   $        0           50,000    $      0  $     0
                               1996      $          $           $          $                              $         $

Thomas A. Wimsett              1998      $183,333   $      0    $      0   $        0           25,000    $      0  $21,117
Executive Vice President       1997      $170,000   $ 77,700    $      0   $        0          100,000    $      0  $24,600
                               1996      $152,500   $ 84,700    $      0   $        0          100,000    $      0  $11,938

---------------
(1) Robert E. Showalter was elected President and Chief Executive Officer of National Processing during March, 1997.

(2) Robert E. Johnson resigned as Executive Vice President of National Processing effective as of March 31, 1999.

(3) Donald J. Kenney was elected Executive Vice President of National Processing effective as of March 31, 1998. He resigned as Executive Vice President of National Processing effective as of April 2, 1999.

(4) John J. Leehy, III was elected Executive Vice President of National Processing effective as of October 24, 1997. Although he resigned as Executive Vice President of National Processing during July, 1998, he continues to be employed by National Processing in an advisory capacity.

(5) Gregory W. Sahrmann joined National Processing on October 24, 1997 and was elected Executive Vice President of National Processing effective as of May 21, 1998. He resigned as Executive Vice President of National Processing effective as of December 31, 1998.

(6) The Securities Underlying Options/SARS pertain to options to purchase shares of National Processing Common with the exception of Robert E. Showalter who received options to purchase 20,571 shares of National City Common and options to purchase 50,000 shares of National Processing Common.

(7) All Other Compensation includes the Executive Savings Plan and the Savings and Investment Plan matching and profit-sharing components together with premiums paid by National Processing in connection with split dollar insurance contracts, but does not include retirement accruals as these are not calculable. For the year 1998, each of the named executive officers were credited with the following matching and profit-sharing amount under the Savings and Investment Plan: Robert E. Showalter, $11,130; Robert E. Johnson, $11,002; Donald J. Kenney, $6,308; John J. Leehy, III, $6,250; Gregory W. Sahrmann, $6,314; and Thomas A. Wimsett, $4,750. The named executive officers were credited with the following match and profit-sharing amount under the Executive Savings Plan during the year 1998; Robert E. Showalter, $19,151; Robert E. Johnson, $7,309; Donald J. Kenney, $5,000; John J. Leehy, III, $3,750; Gregory W. Sahrmann, $3,297; and Thomas A. Wimsett, $16,367. All other compensation also includes the following amounts equal to the full dollar value of the remainder of the premiums paid by National Processing in connection with life insurance policies issued pursuant to the Split Dollar Life Insurance Agreements between National City and the following named executive officers during 1998, respectively, as applicable: Robert
     E. Showalter, $18,062; Robert E. Johnson, $6,172; Donald J. Kenney, $0; John J. Leehy, III, $0; Gregory W. Sahrmann, $0; and Thomas A. Wimsett, $0. The premiums paid by National Processing in connection with the life insurance policies issued pursuant to such Split Dollar Life Insurance Agreements, set forth in the preceding sentence, generally will be recovered in full by National Processing upon the cancellation or purchase by a named executive officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.

     (b) OPTIONS. The following table provides information on options to acquire National City Common and National Processing Common granted during 1998 to the named executive officers.



                                                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 INDIVIDUAL GRANTS
                                           ----------------------------------------------------------------------------------

                                            NUMBER OF            % OF TOTAL
                                            SECURITIES          OPTIONS/SARS
                                            UNDERLYING           GRANTED TO        EXERCISE OR                   GRANT DATE
                                           OPTIONS/SARS         EMPLOYEES IN        BASE PRICE   EXPIRATION     PRESENT VALUE
                NAME                       GRANTED (#)         FISCAL YEAR(1)        ($/SH)         DATE             ($)
-----------------------------------------------------------------------------------------------------------------------------
Robert E. Showalter...............            50,000(2)               6.22%           $11.813     5/21/08         $347,000(6)
                                               1,472(3)               7.16%            67.875     7/28/08           16,531(7)
                                               8,528(4)              41.46%            67.875     7/28/08           95,769(7)
                                               4,517(5)              21.96%            69.002     7/22/06           51,584(7)
                                               6,054(5)              29.43%            69.062     7/28/07           69,137(7)
Robert E. Johnson(8)..............            25,000(2)               3.11%            11.813     5/21/08          173,500(6)
Donald J. Kenney(9)...............           100,000(2)              12.45%            12.375     3/31/08          727,000(6)
                                              25,000(2)               3.11%            11.813     5/21/08          173,500(6)
John J. Leehy, III(10)............                 0                     0%
Gregory W. Sahrmann(11)...........            75,000                  9.34%            11.813     5/21/08          520,500(6)
Thomas A. Wimsett.................            25,000(2)               3.11%            11.813     5/21/08          173,500(6)
-----------------------------------------------------------------------------------------------------------------------------

---------------
(1) National Processing granted options representing 803,300 shares to National Processing employees during 1998. National City granted options representing 20,571 shares to National Processing employees during 1998.

(2) Options are options to acquire National Processing Common. All such options are non-qualified stock options. Subject to the named individual remaining in the continuous employment of National Processing, the options become exercisable 33% annually beginning one year from the date of grant and expire not later than 10 years from the date of grant.

(3) Options are incentive stock options to acquire National City Common. One half of each option grant becomes exercisable one year after the date of the grant and the remainder becomes exercisable on the second anniversary of the grant. For incentive stock options a further restriction is placed on the exercise of options such that the maximum number of shares of National City Common which become initially available for purchase under all post-1986 incentive stock option grants from National City in any calendar year shall be limited to that number of shares the aggregate exercise price of which does not exceed $100,000. Additional Option rights are attached to each option and Additional Options will be granted upon exercise, subject to certain provisions, if the exercise price or the related tax obligation is paid using shares of National City Common owned by the optionee.

(4) Options are non-qualified stock options to acquire National City Common. One-half of each option grant becomes exercisable one year after the date of grant and the remainder becomes exercisable on the second anniversary of the grant. The options have a contractual term of 10 years. Additional Option rights are attached to each option and Additional Options will be granted upon exercise, subject to certain provisions, if the exercise price or the related tax obligations is paid using shares of National City Common owned by the optionee.

(5) Options are Additional Options as defined in the Amended and Restated National City Corporation 1993 Stock Option Plan ("Additional Options") to acquire National City Common. Additional Options are granted at the market price of National City Common on the date of grant and become exercisable 6 months after the date of grant. They have a contractual term equal to the remaining term of the original option.

(6) In accordance with Securities and Exchange Commission rules, the Black-Scholes pricing model was used to estimate the Grant Date Present Value. The values indicated were calculated using the following assumptions: (i) an expected volatility of .492, (ii) an expected dividend yield of 0%, (iii) a risk-free interest rate at the date of grant of 5.97%, (iv) an expected option life of 7 years, and (v) no discounts for non-transferability or risk of forfeiture. The estimated values have been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission and represent theoretical values. The actual value, if any, an executive may realize will depend upon the increase in the market price of National Processing Common through the date of exercise. Such an increase would benefit all shareholders of National Processing.

(7) In accordance with Securities and Exchange Commission rules, the Black-Scholes pricing model was used to estimate the Grant Date Present Value. The values indicated were calculated using the following assumptions: (1) an expected volatility of .208, (ii) an expected dividend yield of 3.00%, (iii) the risk-free interest rate at the date of grant based upon a term equal to the expected life of the option of 4.539%, (iv) an expected option life equal to the anticipated period of time from date of grant to exercise of 3.9 years, and (v) no discounts for non-transferability or risk of forfeiture. The estimated values have been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission and represent theoretical values. The actual value, if any, an executive may realize will depend upon the increase in the market price of National City Common through the date of exercise. Such an increase would benefit all stockholders of National City.

(8) Robert E. Johnson resigned as Executive Vice President of National Processing effective as of March 31, 1999. Under the terms of Mr. Johnson's resignation, Mr. Johnson's National Processing options will terminate on March 31, 2001.

(9) Donald J. Kenney was elected Executive Vice President of National Processing on March 31, 1998. He resigned as Executive Vice President of National Processing effective as of April 2, 1999. Under the terms of Mr. Kenney's resignation, Mr. Kenney's National Processing options will terminate on July 1, 1999.

(10) John J. Leehy, III resigned as Executive Vice President of National Processing during July, 1998. He continues to be employed by National Processing in an advisory capacity.

(11) Gregory W. Sahrmann resigned as Executive Vice President of National Processing effective as of December 31, 1998. Under the terms of the Stock Option Agreement pursuant to which Mr. Sahrmann's options were granted, Mr. Sahrmann's options terminated unexercised upon his resignation.

                  The following table sets forth the stock options for National City Common and National Processing Common exercised by each of the named executive officers during the calendar year 1998 and the December 31, 1998 value of all unexercised options for National City Common and National Processing Common held by the named executive officers.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                          NUMBER OF SECURITIES              VALUE OF
                                                                               UNDERLYING                 UNEXERCISED
                                                                              UNEXERCISABLE              IN-THE-MONEY
                                                                             OPTIONS/SARS AT              OPTIONS/SARS
                                                                                12/31/98                   AT 12/31/98
                                          SHARES                          ------------------------------------------------------
                                        ACQUIRED ON           VALUE          EXERCISABLE/                EXERCISABLE/
                NAME                   EXERCISE (#)     REALIZED ($)(1)       UNEXERCISABLE               UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
Robert E. Showalter..............           19,991(2)     $403,508.31(2)       49,800/34,700(2)     $1,900,882.04/$299,772.94(4)
                                                 0(3)               0(3)      66,667/183,333(3)                   $0.00/$0.00(5)
Robert E. Johnson(6).............                0(2)               0(2)          14,300/100(2)         $662,660.00/$4,312.50(4)
                                                 0(3)               0(3)      91,667/108,333(3)                   $0.00/$0.00(5)

                                                                          NUMBER OF SECURITIES              VALUE OF
                                                                               UNDERLYING                 UNEXERCISED
                                                                              UNEXERCISABLE              IN-THE-MONEY
                                                                             OPTIONS/SARS AT              OPTIONS/SARS
                                                                                12/31/98                   AT 12/31/98
                                          SHARES                          ------------------------------------------------------
                                        ACQUIRED ON           VALUE          EXERCISABLE/                 EXERCISABLE/
                NAME                   EXERCISE (#)     REALIZED ($)(1)       UNEXERCISABLE               UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
Donald J. Kenney(7)..............            0(2)               0(2)            64,260/0(2)           $3,546,657.90/$0.00(4)
                                             0(3)               0(3)           0/125,000(3)                   $0.00/$0.00(5)
John J. Leehy, III(8)............            0(2)               0(2)                 0/0(2)                   $0.00/$0.00(4)
                                             0(3)               0(3)            33,333/0(3)                   $0.00/$0.00(5)
Gregory W. Sahrmann(9)...........            0(2)               0(2)                 0/0(2)                   $0.00/$0.00(4)
                                             0(3)               0(3)                 0/0(3)                   $0.00/$0.00(5)
Thomas A. Wimsett................            0(2)               0(2)           6,400/100(2)         $282,587.50/$4,312.50(4)
                                             0(3)               0(3)     100,001/124,999(3)                   $0.00/$0.00(5)
------------------------------------- ---------------- ------------------ ---------------------- --------------------------------


--------------------

(1) The "Value Realized" is equal to the difference of the fair market value on the date of exercise less the option exercise price.

(2)      Pertains to options to purchase shares of National City Common.

(3)      Pertains to options to purchase shares of National Processing Common.

(4) The "Value of Unexercised In-The-Money Options/SARs at 12/31/98" is equal to the difference (in no case less than zero) of the closing price of National City Common on December 31, 1998, which was $72.50, less the option/SAR exercise price.

(5) The "Value of Unexercised In-The-Money-Options/SARs at 12/31/98" is equal to the difference (in no case less than zero) of the closing price of National Processing Common on December 31, 1998, which was $5.50, less the option/SAR exercise price.

(6) Robert E. Johnson resigned as Executive Vice President of National Processing effective as of March 31, 1999.

(7) Donald J. Kenney was elected Executive Vice President of National Processing on March 31, 1998. He resigned as Executive Vice President of National Processing effective as of April 2, 1999.

(8) John J. Leehy, III resigned as Executive Vice President of National Processing during July, 1998. He continues to be employed by National Processing in an advisory capacity.

(9) Gregory W. Sahrmann resigned as Executive Vice President of National Processing effective as of December 31, 1998.

         The following table provides information on the awards of long-term incentive plan participation during the year 1998.

             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                                                                  NON-STOCK
               NAME                     NUMBER OF       PERFORMANCE OR OTHER                PRICE-BASED PLANS (3)
                                      SHARES, UNITS         PERIOD UNTIL      ------------------------------------------
                                         OR OTHER          MATURATION OR        THRESHOLD       TARGET        MAXIMUM
                                       RIGHTS(#)(1)          PAYOUT(2)             ($)           ($)            ($)
------------------------------------------------------------------------------------------------------------------------
Robert E. Showalter.............                  N/A       December 31, 2001      64,547       107,579         215,158
Robert E. Johnson(4)............                  N/A       December 31, 2000           0             0               0
Donald J. Kenney(5).............                  N/A       December 31, 2000           0             0               0
John J. Leehy, III..............                  N/A       December 31, 2000           0             0               0
Gregory W. Sahrmann(6)..........                  N/A       December 31, 2000           0             0               0
Thomas A. Wimsett...............                  N/A       December 31, 2000      25,220        42,033          84,067

---------------------------

(1) Awards are cash awards based on a percentage of the individual's base pay. No shares or other rights are granted.

(2) Mr. Showalter participates in the National City Corporation Long-Term Incentive Compensation Plan. His award is based on a three-year cycle starting 1/1/99 and ending 12/31/01. All other awards were made under the National Processing Company Long-Term Incentive Compensation Plan, and are based on a three-year cycle commencing 1/1/98 and ending 12/31/00. Mr. Wimsett was awarded the opportunity to participate in the next three-year cycle of the National Processing Company Long-Term Incentive Compensation Plan. Under either plan, payouts occur only at the end of the cycle.

(3) In the case of Mr. Showalter, the payout is a percentage of his average annual salary for the three-year cycle, determined on the basis of National City's ranking, according to increase in total shareholder return over the three-year cycle, relative to a peer group comprised of high-performing banking companies. In all other cases, the payout is a percentage of the participant's average annual salary for the three-year cycle, determined on the basis of National Processing's compound growth rate in earnings over the three-year cycle.

(4) Robert E. Johnson resigned as Executive Vice President of National Processing effective March 31, 1999. Under the terms of the National Processing Company Long-Term Incentive Compensation Plan, participants who resign prior to the end of a three-year cycle are not entitled to any award under the plan for that cycle. Accordingly, the estimated future payouts to Mr. Johnson for the three-year cycle commencing January 1, 1998 are zero.

(5) Donald J. Kenney resigned as Executive Vice President of National Processing effective as of April 2, 1999. Under the terms of the National Processing Company Long-Term Incentive Compensation Plan, participants who resign prior to the end of a three-year cycle are not entitled to any award under the plan for that cycle. Accordingly, the estimated future payouts to Mr. Kenney for the three-year cycle commencing January 1, 1998 are zero.

(6) John J. Leehy, III resigned as Executive Vice President of National Processing during July, 1998. He continues to be employed by National Processing in an advisory capacity. Because the term of Mr. Leehy's employment agreement is scheduled to expire before the end of the three-year cycle commencing January 1, 1998, Mr. Leehy will not be entitled to any award under the National Processing Company Long-Term Incentive Compensation Plan for that three-year cycle. Accordingly, the estimated future payouts to Mr. Leehy for the three-year cycle commencing January 1, 1998 are zero.

(7) Gregory W. Sahrmann resigned as Executive Vice President of National Processing effective as of December 31, 1998. Under the terms of the National Processing Company Long-Term Incentive Compensation Plan, participants who resign prior to the end of a three-year cycle are not entitled to any award under the plan for that cycle. Accordingly, the estimated future payouts to Mr. Sahrmann for the three-year cycle commencing January 1, 1998 are zero.

         The value of benefits paid or furnished by National Processing in 1998 to executive officers, other than those included in the preceding table, are less than the amounts required to be disclosed pursuant to the Exchange Act.

DESCRIPTION OF NATIONAL PROCESSING'S COMPENSATION AND BENEFIT PLANS

         SAVINGS PLAN. National Processing participates in the National City Savings and Investment Plan (the "Savings Plan"). The Savings Plan is a qualified salary reduction profit-sharing plan within the meaning of Section 401(k) of the Code. Under the Savings Plan as amended, all eligible employees (generally, an eligible employee is one who has completed one year of continuous service, is 21 years of age or older and has completed 1,000 hours of service) of National Processing and its adopting subsidiaries may participate in the Savings Plan by directing their employers to make Before-Tax Contributions (as defined in the Savings Plan) to the Savings Plan Trust (the "Trust") for their accounts and to reduce their compensation by an equal amount. Contributions may be directed in any whole percentage between 1% and 10% of the employee's base compensation. The employers also make contributions to the Trust ("Matching Employer Contributions") in an amount equal to the Matching Employer Contribution percentage then in effect (the Matching Employer Contribution percentage is currently an amount equal to 100% of the first 3% of the employee's pay contributed as a Before-Tax Contribution, plus 50% of the next 4% of the employee's pay similarly contributed as a Before-Tax Contribution, with no further Matching Employer Contribution for any additional pay contributed as a Before-Tax Contribution). Amounts contributed pursuant to the Savings Plan may be invested in certain investment choices. Before-Tax Contributions and Matching Employer Contributions are fully vested at all times.


         Prior to 1998, the Savings Plan had a profit-sharing feature based upon National City's profitability, as measured by the percentage return on common equity ("ROE") from year to year. The profit-sharing contribution was in addition to the regular Matching Employer Contributions described above. The additional amount of this profit-sharing contribution in any year was dependent upon National City's ROE for that year and ranged, in five-cent increments from no


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

additional contribution, if a minimum ROE of 12% was not attained, to a maximum of 50 cents for each $1.00 of an individual's Before-Tax Contributions for the year if National City's ROE was equal to or greater than 18.5%. In 1997, National City's ROE was 18.53%, which resulted in National City contributing 50 cents for each $1.00 of an individual's Before-Tax Contribution as a profit-sharing contribution for the year 1997.

         Effective January 1, 1998, the profit-sharing contribution for any year, commencing with 1998, is determined on the basis of the reported growth in National City's earnings per share ("EPS") since the end of the immediately preceding year. Under the Savings Plan, the amount of the profit sharing contribution for any year, commencing in 1998, will range, in five cent increments, from zero, if growth in National City's reported EPS since the end of the immediately preceding year is less than 8%, to a maximum of 50 cents for each $1.00 of an individual's Before-Tax Contributions for that year if growth in National City's reported EPS since the end of the immediately preceding year is equal to or greater than 14.01%. The profit-sharing contribution for each year will be made during the immediately succeeding year. Any profit-sharing contribution will be in addition to any Regular Matching Employer Contributions.

         EXECUTIVE PLAN. National Processing participates in the National City Executive Savings Plan (the "Executive Plan"). The Executive Plan is a non-qualified salary reduction profit-sharing plan, similar to the Savings Plan. The Executive Plan is to supplement the Savings Plan with respect to employee Before-Tax Contributions and the attendant Matching Employer Contributions which, by reason of an individual's annual compensation, would not be otherwise allowed because of the annual maximum limit of the Code or because of the application, under the Code, of actual deferral percentage testing against prohibited excessive deferrals by highly compensated employees. The Executive Plan is substantially similar to the Savings Plan as to amounts of employee Before-Tax Contributions and Matching Employer Contributions.

         Participants in the Executive Plan are limited to those key officers of National Processing or its subsidiaries who may be designated from time to time by the Compensation Committee. The benefits of the Executive Plan are without regard to any limitation imposed by the Code, or any other applicable law limiting the amount payable under a qualified plan (such as the Savings Plan), and represent unfunded general obligations of National Processing. Portions of such benefits are subject to certain provisions for forfeiture as set forth in the Executive Plan.

         Directors of National Processing or its subsidiaries who are not also employees of National Processing, National City or any of their subsidiaries are not eligible to participate in the Savings Plan or the Executive Plan.

         NATIONAL PROCESSING COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN. The National Processing Company Long-Term Incentive Compensation Plan (the "Long-Term Plan") for Senior Officers focuses on maximizing returns to shareholders and promotes the long-term profitability and success of National Processing by providing an incentive to those key executives who are primarily responsible for such profitability and success.

         The Long-Term Plan is administered by the Compensation Committee. Each new fiscal year begins a new three-year plan cycle. For three-year cycles beginning before January 1, 1998, awards under the Long-Term Plan are based on the attainment of goals over a three-year plan cycle. Participants for plan cycles commencing prior to January 1, 1998 may receive either a target award or a maximum award expressed in either case as a percentage of average annual salary for the plan cycle and determined on the basis of National Processing's compound growth rate in earnings over the plan cycle. If National Processing has attained a compound growth rate in earnings of 10% over the plan cycle, then each participant for that plan cycle shall receive the target award. If National Processing has attained a compound growth rate in earnings of 15% or more over the plan cycle, then each participant for that plan cycle shall receive the maximum award. In the event that National Processing's compound growth rate in earnings over the plan cycle is greater than 10% but less than 15%, the award for the plan cycle shall be pro-rated.

         Participants for plan cycles commencing on or after January 1, 1998 may receive a threshold award, a target award or a maximum award expressed in each case as a percentage of average annual salary for the plan cycle and determined on the basis of National Processing's ranking, according to increase in total shareholder return over the plan cycle, relative to a peer group comprised of comparable corporations. Prior to the beginning of each such plan cycle, the Compensation Committee establishes threshold award, target award, and maximum award performance levels for the plan cycle, against which National Processing total stockholder return for the plan cycle shall be compared to other members of a peer group based on ranking of plan cycle results of National Processing and members of the peer group. At the same time, the Compensation Committee determines membership in the peer group for the plan cycle, which is comprised of a group of comparable corporations.

         Amounts awarded under the Long-Term Plan may be in cash, in unfunded future benefits, or a combination thereof. With the exception of the cash award, awards are not funded, but simply remain contractual liabilities of National Processing and are subject to payment upon the recipient's termination of employment with National Processing or its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer, his beneficiary, or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested in the funds described in the Savings Plan or as directed by the recipient from time to time in the equivalent of a savings account and are subject to the gains or losses on those investments.

         The Long-Term Plan provides that, if a change in control of National Processing shall occur, then the implementation date of that change in control shall be the last day of all then current plan cycles, and no further plan cycles shall commence. The award of each participant in the Long-Term Plan for any then current plan cycle in which such participant participates shall be payable in cash to the participant within five business days after the implementation date of the change in control, and shall be in an amount equal to the participant's maximum award for that plan cycle multiplied by a fraction the numerator of which is the number of full months completed since the beginning of that plan cycle and the denominator of which is thirty-six. In adopting this plan, it was felt this change in control provision was appropriate in that those individuals previously charged with providing superior total returns to the shareholders of National Processing would no longer be in the same position to guide the affairs of National Processing as they were prior to the event constituting a change in control. Furthermore, following change in control of National Processing, no further performance comparisons could be made.

         Directors of National Processing or its subsidiaries who are not also employees of National Processing or its subsidiaries are not eligible to participate in the Long-Term Plan.

         NATIONAL PROCESSING COMPANY SHORT-TERM INCENTIVE COMPENSATION PLAN. The National Processing Company Short-Term Incentive Compensation Plan for Senior Officers (the "Short-Term Plan") focuses on the short-term goals achieved by the individual participant and on National Processing's results. Under this plan, awards can be granted to any senior officer of National Processing, or to other officers of National Processing or its subsidiaries as may be designated from time to time by the Compensation Committee. Each participant in the Short-Term Plan is evaluated annually with respect to performance on approved objectives. Awards are based on individual results and can range from 0% to 70% of the recipient's base salary in effect at the close of the year for which the evaluation is made. Awards under this plan are paid or credited no later than the end of first quarter of the following year.

         Amounts awarded under the Short-Term Plan may be in cash, in unfunded future benefits, or a combination thereof. With the exception of the cash award, awards are not funded, but simply remain contractual liabilities of National Processing and are subject to payment upon the recipient's termination of employment with National Processing and its subsidiaries. Generally, these unfunded benefits, together with earnings thereon, are payable to the former officer, his beneficiary, or his estate on an installment basis over 10 years. Unfunded future benefits awards are considered as invested as directed by the recipient from time to time, in funds described in the Savings Plan or in the equivalent of a savings account and are subject to the gains or losses on those investments.

         In the event of a change in control, the Short-Term Plan provides that each participant will be paid at the effective time of the change in control, the maximum benefit the participant is entitled to receive under the Short-Term Plan.

         STOCK OPTION PLAN. The National Processing, Inc. 1996 Stock Option Plan (the "Option Plan") generally provides for the granting of options to purchase shares of National Processing Common. The options are non-qualified options which are not intended to qualify as Incentive Stock Options under Section 422 of the Code.


         The Option Plan provides for an additional stock option grant (an "Additional Option") when the employee has used previously owned National Processing Common to pay the exercise price of an original option grant (a swap transaction) or to pay the amount to be withheld under applicable federal, state and local income tax laws in connection with the exercise of an option. The additional option feature typically encourages an employee to exercise the option grant earlier than if the feature were not present, thereby increasing the employee's level of equity ownership. Each Additional Option's termination date is the same as the termination of the option that originally had the additional option feature. Its option price is the market price at the time of the exercise of the original option. An Additional Option is not provided upon exercise of an Additional Option unless the board of directors directs otherwise. This feature supports National Processing's focus on increased equity ownership. The Option Plan also allows for the granting of Appreciation Rights, but only in tandem with stock options previously granted or contemporaneously being granted.

         Under the Option Plan, no options may be granted at less than 100% of the market value of National Processing Common on the date of the grant of the option. Stock option awards are based on current individual performance. Previous awards are not considered except for assuring the plan maximums are not exceeded.

         AGREEMENTS WITH EXECUTIVES. Certain key executive officers of National Processing have employment agreements (the "Employment Agreements") with National Processing Company ("NPC"), a subsidiary of National Processing. Each of the Employment Agreements provides for a minimum annual base salary that does not differ materially from the amounts shown as salary in the Summary Compensation Table. The Employment Agreements generally provide that if the executive officer subject thereto is terminated for any reason other than the executive officer's violation of the contract, an amount equal to the officer's base pay will be paid in monthly installments, for either one or two years after termination, depending on the position held. The Employment Agreements also generally provide for the continuation of certain employee benefits.

         Each of the executive officers who has entered into an Employment Agreement has thereby agreed not to compete with National Processing in the United States and, in some cases, Mexico by not engaging in any capacity in any business that is competitive with, in the case of certain executives, any business of NPC and, in the case of the other certain executives, the business of National Processing for which such officer bears primary managerial responsibility. These non-competitive restrictions remain in effect for the period in which the executive officer is entitled to receive payments under the Employment Agreement following termination as generally described above.

         SEVERANCE AGREEMENTS. In order to assure itself of both present and future continuity of management in the event of a change in control, National Processing has entered into severance agreements (the "Severance Agreements") with certain of its senior executive officers and other key employees ("Executives"). The Severance Agreements become immediately operative upon a change in control.


         The Severance Agreements provide that following a change in control, such Executives will be entitled to severance compensation upon termination of employment during the period commencing with the occurrence of the change in control and continuing until the earliest of

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


(i) the third anniversary of the occurrence of the change in control, (ii) death, or (iii) attainment of age sixty-five and upon the occurrence of one or more certain additional events. As of the date of this proxy statement, there are Severance Agreements with 14 key employees of National Processing and its subsidiaries.

         The severance compensation will be a lump sum payment in an amount equal to three times the sum (for Executives) and two times the sum (for other senior officers) of (i) base pay at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive, or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the change in control occurs, less the sum of (iii) any and all payments received from National Processing, National City, or a successor or their affiliates following a change in control plus (iv) any future payments to be made in accordance with any Employment Agreements or other contracts between National Processing and such other entities (specifically excluding payments from any deferred compensation plan). For three years (for Executives) and two years (for other senior officers) following termination, National Processing will arrange to provide the Executives with welfare benefits substantially similar to those they were receiving or were entitled to receive immediately prior to the termination date, with such three-year period qualifying as service with National Processing for the purpose of determining service credits and benefits under National Processing's various retirement benefit plans. Each Executive may waive one year of severance pay in exchange for being released from the non-competition restrictions contained in their respective Employment Agreements.

         National Processing has agreed to pay any and all legal fees incurred by the Executives in connection with the interpretation, enforcement, or defense of their rights under the Severance Agreements. The term of each Severance Agreement runs until the later of (i) the close of business on the third anniversary of the date of that Severance Agreement or (ii) the expiration of the three-year period of severance benefit coverage. On January 1 of each year, the term of each Severance Agreement is automatically extended for an additional year unless, not later than September 30 of the immediately preceding year, National Processing or the Executive shall have given notice that the party giving such notice does not wish to have the term extended. If, prior to a change in control, an Executive ceases for any reason to be an employee of National Processing or any subsidiary thereof, however, then the term of that Executive's Severance Agreement will immediately terminate. For purposes of an Executive's Severance Agreement, any termination of employment of the Executive or the removal of the Executive from the office or position in National Processing following the commencement of any discussion with a third person that ultimately results in a change in control shall be deemed to be a termination or removal of the Executive after a change in control.


         Under the Severance Agreements, a change in control occurs upon either of the following events: (i) National Processing is merged, consolidated or reorganized into or with another person other than National City, a successor of National City or an affiliate of National City or (ii) National Processing sells or otherwise transfers all or substantially all of its assets to another corporation, or National Processing causes or permits the sale or transfer of all or substantially all of its assets or assets of any subsidiary that has assets equal to or greater than 80% of the total assets of National Processing as reported on a consolidated basis, and as a result of such sale or transfer less than 50% of the combined voting power of the then outstanding securities of such corporation is held by National City.

         Mr. Showalter has a severance agreement with National City. The severance agreement was entered into upon the recommendation of the Compensation and Organization Committee of the board of directors of National City, and the form of the agreement was approved by National City's board of directors at its December 19, 1994 meeting. The agreement becomes immediately operative upon a change in control.

         The severance agreement provides that upon termination of employment with National City, a subsidiary, or a successor to National City within three years following a change in control, unless the termination is because of death, permanent disability, or cause, Mr. Showalter will be entitled to severance compensation. The severance agreement also provides that following a change in control, Mr. Showalter may terminate his own employment with National City or a subsidiary with the right to severance compensation during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death, or (iii) attainment of age sixty-five and upon the occurrence of one or more certain additional events. His severance agreement also provides that in the event of a change in control, he may terminate his employment with National City or any subsidiary for any reason during the thirty-day period immediately following the first anniversary of the first occurrence of a change in control without cause with the right to severance compensation.

         The severance compensation will be a lump sum payment in an amount equal to three times the sum of (i) base pay at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive, or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the change in control occurs. For thirty-six months following the termination, National City will arrange to provide Mr. Showalter with employee benefits that are welfare benefits substantially similar to those which he was receiving or was entitled to receive immediately prior to the termination date and such thirty-six month period will be considered service with National City for the purpose of determining service credits and benefits due and payable under National City's various retirement benefit plans.

         National City has agreed to bear the expense of any and all legal fees incurred by Mr. Showalter associated with the interpretation, enforcement, or defense of his rights under the severance agreement.

TRANSACTIONS WITH MANAGEMENT

         Aureliano Gonzalez-Baz, a director since 1996, provided various legal services in excess of $60,000 to National Processing and its subsidiaries in the ordinary course of business in 1998. Such services pertained to legal advice related to National Processing's business operations in foreign countries. Without exception, all services provided by the director were at market rates. Similar additional services may be provided in the ordinary course of business in the future.

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